Form C

Cover Page

Name of issuer:

WinSanTor, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 12/28/2011

Physical address of issuer:

7220 Trade St. #370
San Diego CA 92121

Website of issuer:

http://www.winsantor.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

300,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $300,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$300,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

3/20/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$116,234.00	$211,697.00
Cash & Cash Equivalents:	$109,627.00	$44,191.00
Accounts Receivable:	$1,577.00	$1,661.00
Short-term Debt:	$319,672.00	$221,474.00
Long-term Debt:	$450,000.00	$425,000.00
Revenues/Sales:	$1,558,270.00	$1,101,422.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	($168,163.00)	$1,375.00
Net Income:	($581,563.00)	($139,770.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

WinSanTor, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Paul Fernyhough	Professor	University of Manitoba	2011
Lakshmi Kotra	Professor	University of Toronto	2011
Stanley Kim	Executive	WinSanTor	2011

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Stanley Kim	CEO	2011
Angela Hansen	VP Regulatory	2014
Andrew Albertson	Treasurer	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Lakshmi Kotra	4200000.0 Common Stock	24.21
Nigel Calcutt	4200000.0 Common Stock	24.21
Paul Fernyhough	4200000.0 Common Stocks	24.21

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Our technologies are in an early stage of development and are unproven. The effectiveness of our technologies is not well-known in, or accepted generally by, the clinical medical community. There can be no assurance that we will be able to successfully employ our technologies as therapeutic, diagnostic, or preventative solutions for any disease or condition. Our failure to establish the efficacy or safety of our technologies would have a material adverse effect on our business.

In addition, we have a limited operating history. Our operations to date have been primarily limited to organizing and staffing our Company, developing our technology, and undertaking pre-clinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our pharmaceutical product. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

The results of pre-clinical trials and previous clinical trials for our products may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities. Positive results from pre-clinical studies and early clinical trial experience should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed. Likewise, there can be no assurance that the results of studies conducted by collaborators or other third parties will be viewed favorably or are indicative of our own future study results. We may be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population of their intended uses. Success in early clinical trials does not mean that future clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and other non-U.S. regulatory authorities despite having prior usage or having progressed through initial clinical trials.

Further, our drug candidates may not be approved or cleared even if they achieve their primary endpoints in phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from pre-clinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval or clearance of a product candidate even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA and other non-U.S. regulatory authorities' approval. Any of these regulatory authorities may also approve or clear a product candidate for fewer or more limited indications or uses than we request or may grant approval or clearance contingent on the performance of costly post-marketing clinical trials. The FDA or other non-U.S. regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of our product candidates.

Some of our programs are partially supported by government grants, which may be reduced, withdrawn or delayed. We have received and may continue to receive funds under research and economic development programs funded by state and federal governmental agencies. Funding by these governments may be significantly reduced or eliminated in the future for a number of reasons. For example, some programs are subject to a yearly appropriations process in Congress. In addition, we may not receive funds under existing or future grants because of budgeting constraints of the agency administering the program. A restriction on the government funding available to us would reduce the resources that we would be able to devote to existing and future research and development efforts. Such a reduction could delay the introduction of new products and hurt our competitive position.

We rely on third parties to perform many essential services, and if such third parties fail to perform as expected or to comply with legal and regulatory requirements, our efforts to commercialize any products may be significantly impacted. We rely on third-party service providers to perform a variety of functions related to the development of our products, key aspects of which are out of our direct control. If these third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to us, our ability to deliver product to meet commercial demand would be significantly impaired. In addition, we have engaged third parties to perform various other services for us relating to adverse event reporting, safety database management, fulfillment of requests for medical information and related services. If the quality or accuracy of the data maintained or services performed by these third parties is insufficient, we could be subject to regulatory sanctions.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$300,000**

Use of Proceeds: 95% for drug manufacturing, 5% for Wefunder fees

---

If we raise: **$1,070,000**

Use of Proceeds: 35% towards drug manufacturing for clinical trials, 35% for toxicity trials to initiate studies in US, 25% for automating review of biological samples, 5% for Wefunder fees

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided by (a) the price of **Preferred Stock** issued to new Investors multiplied by (b) the discount rate (75%) , or
- (ii) if the valuation for the company is more than **$70 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.
- (iii) for investors up to the first $300,000 of the securities, investors will receive a valuation cap of $60,000,000 and a discount rate of 75%.

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are"accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive

- shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock**, but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

Termination of the Company.

If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	30,000,000	15,468,000	Yes
Preferred Stock	1,425,000	1,289,934	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	1,875,000

Describe any other rights:

If the SAFEholders have a conversion event, they will receive Preferred Stock with no voting rights and liquidation preferences. Options convert to common stock.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	07/31/18
Amount	$175,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$50,000,000.00
Maturity date	07/31/20

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2017	Regulation D, Rule 506(b)	Preferred stock	$1,377,939	General operations
7/2018	Regulation A+	Convertible Note	$175,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Peripheral neuropathy (PN) is one of the most significant uncured conditions today, affecting 1 in 15 in the U.S. A debilitating neurodegenerative condition caused by other diseases or injuries like diabetes, cancer, and HIV, there is currently no treatment, only drugs that mask the symptoms. We are now in trials showing that we may be on track in reversing the disease, both biologically and functionally and, most importantly, the quality of life for the millions affected.

We are exploiting every strategy, mechanism, and regulation to accelerate approval of our drugs, including recycling a previously approved safe drug. Currently in pivotal multinational studies showing large-scale efficacy, we believe we could have drug approval in the U.S. by 2021 and perhaps sooner elsewhere. And by focusing on patient impact rather than the bottom line, we believe we're creating a new sustainable model for pharma companies based on patient need, not just money.

Milestones

WinSanTor, Inc. was incorporated in the State of Delaware in December 2011.

Since then, we have:

- CEO's prior two companies were acquired by Qualcomm and Apple.
- Raised more than $30M of non-dilutive funding almost exclusively through peer-reviewed grants rewarding 'risky' innovation above 'hot' target trends and are in line for several others.
- Extensive evidence, including a proof-of-concept study in humans, showing a reversal of PN through 1) nerve regrowth 2) reduced symptoms and 3) return of quality-of-life to patients.
- Having completed Phase 1 safety studies, we're entering Phase 2 early efficacy studies this year for a lead drug, WST-057, a study funded by the Canadian government.
- The active ingredient in our drug is a historically safe drug used for 30+ years that is being 'recycled' to get to patients faster - increasing safety and lowering development cost and time.
- Assembly of nearly every stakeholder in diabetic peripheral neuropathy (DPN): clinicians, researchers, non-profits, patients, governments, and more.
- The few investors we currently have began with our service providers who saw our results and wanted in (yes, they gave us cash), a few friends and family, and now patients.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $1,558,270 compared to the year ended December 31, 2016, when the Company had revenues of $1,101,422. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $116,234, including $109,627 in cash. As of December 31, 2016, the Company had $211,697 in total assets, including $44,191 in cash.
- *Net Loss.* The Company has had net losses of $581,563 and net losses of $139,770 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $769,672 for the fiscal year ended December 31, 2017 and $646,474 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,377,939 in equity and $175,000 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 18 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

WinSanTor, Inc. cash in hand is $2,000,000, as of September 2018. Over the last three months, revenues have averaged $100,000/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $150,000/month, for an average burn rate of $50,000 per month. Our intent is to be profitable in 24 months.

We received a $2M grant (for 2 years) in late September that enables us to begin chemo-induced peripheral neuropathy studies.

We are beginning trials in Canada, and looking to expand into China, Germany and US over the next 12 months. We will need funding soon to initiate these studies. The Canadian studies funding has already been committed by the Canaidian government. We are in discussion with several Chinese entities, including the Chinese goverment to fund the Chinese studies. We hope to also to hear back on an additional $6M in grants we've applied for in the United States.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.winsantor.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Early Bird SAFE (Simple Agreement for Future Equity)
SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Andrew Albertson
Angela Hansen
Lakshmi Kotra
Paul Fernyhough
Stanley Kim
Stanley Kim

Appendix E: Supporting Documents



INVEST IN WINSANTOR

maximum target met

$0

raised of $0 maximum target from 0 investors

Ensuring no one suffers from Peripheral Neuropathy

Peripheral neuropathy (PN) is one of the most significant uncured conditions today, affecting 1 in 15 in the U.S. A debilitating neurodegenerative condition caused by other diseases or injuries like diabetes, cancer, and HIV, there is currently no treatment, only drugs that mask the symptoms. We are now in trials showing that we may be on track in reversing the disease, both biologically and functionally and, most importantly, the quality of life for the millions affected.



Stanley Kim
CEO
First two companies acquired by Qualcomm and Apple.


Conquering Peripheral Neuropathy

$ 100 min

REMIND ME (0)

What you are investing in

Future Equity (Wefunder SAFE)

~~$70M~~ **$60M** valuation cap

First $300K investors of this fundraise will invest in a SAFE with a $60M valuation cap and 25% discount.

25.0% discount
$25K+ pro rata right threshold

A SAFE gives you the right to future shares in the company. If you invest, you're betting the company will be worth more than $60M in the future.

Earning a return
Learn more about SAFEs

Investor perks

$1,000+
Access to our Investor Newsletter

$100,000+
Dinner with the WinSanTor team

tech b2b

Why you may want to invest

1. CEO's prior two companies were acquired by Qualcomm and Apple.
2. Raised more than $30M of non-dilutive funding almost exclusively through peer-reviewed grants rewarding 'risky' innovation above 'hot' target trends and are in line for several others.
3. Extensive evidence, including a proof-of-concept study in humans, showing a reversal of PN through 1) nerve regrowth 2) reduced symptoms and 3) return of quality-of-life to patients.
4. Having completed Phase 1 safety studies, we're entering Phase 2 early efficacy studies this year for a lead drug, WST-057, a study funded by the Canadian government.
5. The active ingredient in our drug is a historically safe drug used for 30+ years that is being 'recycled' to get to patients faster - increasing safety and lowering development cost and time.
6. Assembly of nearly every stakeholder in diabetic peripheral neuropathy (DPN): clinicians, researchers, non-profits, patients, governments, and more.
7. The few investors we currently have began with our service providers who saw our results and wanted in (yes, they gave us cash), a few friends and family, and now patients.
8. The valuation of past companies successfully addressing DPN after Phase 1 trials was several hundred million dollars and several billion dollars after Phase 2.

Our Ambition

We are exploiting every strategy, mechanism, and regulation to accelerate approval of our drugs, including recycling a previously approved safe drug. Currently in pivotal multinational studies showing large-scale efficacy, we believe we could have drug approval in the U.S. by 2021 and perhaps sooner elsewhere. And by focusing on patient impact rather than the bottom line, we believe we're creating a new sustainable model for pharma companies based on patient need, not just money.

1pg_Exec_Summ.pdf

winsantor.com

San Diego, California

Why I Like WinSanTor

> *Stanley Kim cares about people. He is particularly passionate about helping the many patients suffering from diabetic neuropathy and he wants to have the greatest impact possible to improve their lives. He is driven to help and I believe on a track to do just that. I'm cheering on his effort to alleviate the unnecessary suffering too many people are afflicted with.*



Marc Hodosh

AMERICAN ENTREPRENEUR, CO-CREATOR OF THE TEDMED CONFERENCE

THE BUZZ ABOUT WINSANTOR

The findings of WinSanTor's early research and clinical trials showing reversal of neuropathy is very exciting. Their work suggests that that morbidity caused by nerve damage could be significantly decreased, thereby improving quality of life for millions of patients struggling with various neuropathies. As the former chief medical officer of one of America's largest managed care organizations responsible for ensuring that our members access quality care cost effectively, I applaud WinSanTor's commitment to affordability, thereby broadening access to their drug by lowering financial barriers. I eagerly await the results of the ongoing and future studies that will move WinSanTor closer to providing help to those who will benefit from it.



Jonathan Scheff

Former Chief Medical Officer – Healthnet

I congratulate Drs. Fernyhough and Calcutt on their findings. This research will benefit millions of people who are affected by chronic diseases.



Dr. Digvir Jayas

Vice-President (Research and International) and Distinguished Professor at the University of Manitoba

We are proud of Dr Fernyhough's exciting finding and the clinical implications of this discovery. It is another example of the successful history at St. Boniface Hospital of translating our lab bench findings into valuable medical applications to benefit the health of Canadians.



Dr. Grant Pierce

Executive Director of Research at St Boniface Hospital

[WinSanTor's] neuropathy work has global implications, but it is especially important in Manitoba where 100,000 people live with diabetes and thousands of those undergo lower extremity amputation every year. It costs up to $150 million per year to treat diabetic neuropathy in Manitoba – direct costs, including amputation and foot treatment. Early detection and better treatments would enhance individual health, community well-being, and the provincial economy.

St. Boniface Hospital

Medical Hospital

ScienceDirect

International Review of Neurobiology | Controversies In Diabetic Neuropathy | ScienceDirect.com

Read the latest chapters of International Review of Neurobiology at ScienceDirect.com, Elsevier's leading platform of peer-reviewed scholarly literature

July 30, 2018 @ sciencedirect.com

COUNTRY 105

Diabetes drug developed in Winnipeg shows promise

A local researcher is on the verge of a new drug with the potential to have a huge impact on people with diabetes. Almost a decade ago, Paul Fernyhough was studying diabetic neuropothy at St. Boniface Hospital Research Centre and the University of

June 16, 2018 @ country105.com

CISION PR Newswire

Researchers Publish Preclinical Data on Reversing Peripheral Neuropathy

WinSanTor Inc. has exclusively licensed the technology from these institutes. Founded by this same team, WinSanTor was formed to accelerate the development of the first disease modifying treatments for peripheral neuropathy. Peripheral

June 16, 2018 @ prnewswire.com

Stanley Kim, Co-Founder & CEO, WinSanTor

Stanley Kim, Co-Founder & CEO, WinSanTor joins Bob to discuss that as Co-Founder and acting CEO: he is a seasoned entrepreneur who has founded and launched several companies in diverse industries, including pharmaceutical/ biotechnology,
June 16, 2018 @ omny.fm

WinSanTor Release: Researchers Publish Preclinical Data On Reversing Peripheral Neuropathy | BioSpace

SAN DIEGO, Jan. 17, 2017 /PRNewswire/ -- An international team of researchers from UC San Diego School of Medicine and St. Boniface Hospital Albrechtsen Research Centre/University of Manitoba have identified potential treatments for peripheral
June 16, 2018 @ biospace.com

Medical research sector thriving in province

The development of a medical research institution can be a tricky business unless there's an unlimited source of capital to keep plowing into the enterprise. The St. Boniface General Hospital does not have that kind of capital, but it's picking up
June 16, 2018 @ winnipegfreepress.com

Blocking neuron signaling pathway could lead to new peripheral neuropathy treatments

Researchers at University of California San Diego School of Medicine, with colleagues at the National Institute of Diabetes and Digestive and Kidney Diseases, the University of Manitoba and St. Boniface Hospital Albrechtsen Research Centre in Canada, have
June 16, 2018 @ health.ucsd.edu

Anti-Muscarinic Drugs May Reverse Peripheral Neuropathy

By blocking muscarinic receptors, some drugs already on the market could be used to prevent, or even reverse, the process of nerve degeneration common in axonopathic diseases, including diabetes. Interview with Paul Fernyhough, PhD For years, the
June 16, 2018 @ practicalpainmanagement.com

Diabetes drug developed in Winnipeg shows promise

A local researcher is on the verge of a new drug with the potential to have a huge impact on people with diabetes. Almost a decade ago, Paul Fernyhough was studying diabetic neuropothy at St. Boniface Hospital Research Centre and the University of
April 6, 2018 @ globalnews.ca

Diabetes drug developed in Winnipeg shows promise

A local researcher is on the verge of a new drug with the potential to have a huge impact on people with diabetes. Almost a decade ago, Paul Fernyhough was studying diabetic neuropothy at St. Boniface Hospital Research Centre and the University of
April 6, 2018 @ globalnews.ca

Fernyhough, WinSanTor highlighted on Radio Canada

Dr. Jean-Eric Ghia has been highlighting local researchers on his Ici Radio Canada show "Des eprouvettes et des hommes" for the last several years, and he has now moved on to television! Check out the latest episode of his new feature "Qu'est-ce
March 2, 2017 @ sbrc.ca

WinSanTor is inhibiting muscarinic receptors for diabetic neuropathy

The founders of WinSanTor Inc. have discovered that the muscarinic antagonist pirenzepine can stimulate peripheral nerve growth and function and treat a preclinical model of diabetic neuropathy as a topical agent. The company has started a Phase I
February 15, 2017 @ biocentury.com

Antimuscarinic Medications Can Reverse Neuropathy, Scientists Say

A study by an international team of researchers has found that a class of drugs used for other indications, such as nearsightedness, incontinence, and peptic ulcers, may also prevent neuropathy. Lead investigator Dr. Paul Fernyhough of the University of
January 20, 2017 @ managedcaremag.com

Peripheral neuropathy could be reversed by FDA-approved class of drugs

Treatments for peripheral neuropathy, the numbness and pain most commonly felt in the fingers, arms and legs due to nerve damage, tend to focus on managing pain. But an international team may have found an alternative approach that could potentially
January 19, 2017 @ fiercebiotech.com

Study finds drugs that can reverse nerve damage

January 18, 2017 - People who suffer from chronic numbness or pain and tingling in their extremities, caused by diabetes or other conditions, might soon get relief. A study by an international team of researchers has found that a class of drugs
January 18, 2017 @ news.umanitoba.ca

Scientists, San Diego biotech company to test drug for neuropathy

UC San Diego and Canadian scientists said they have discovered a potential way to prevent and reverse peripheral neuropathy - a painful and disabling condition affecting 40 million Americans and hundreds of millions worldwide. A Phase 1 clinical
January 17, 2017 @ sandiegouniontribune.com

Peripheral Neuropathy Affects 1 in 15 People

Imagine waking up some days and not knowing if you'll have numbness in your feet and/or hands. Imagine other days, the feeling isn't numbness, but burning, tingling (like when you hit your elbow), freezing, throbbing, or shooting pain. Now repeat this 24/7 and imagine it getting progressively worse, and that's what living with peripheral neuropathy is like. An estimated 30M Americans have this debilitating peripheral neuropathy (PN), including 60-70% of diabetics, 40% of cancer patients, and 33% of HIV patients. There is nothing to treat the disease other than drugs that -- at best -- only suppress pain.

Life with the condition can be miserable not only because there's no treatment, but because there is so little attention to correct the problem. At WinSanTor, we're here to fix that.





Our Discovery Regulates Nerve Growth

“Large pharma has now walked away from [diabetic peripheral neuropathy] as a result of [the] lack of basic understanding of the disease, while the enormity of the problem has reached epidemic proportions” (Berger et al., 2013).”



A decade ago, with no diabetic PN treatments on the horizon, leading government and non-profit stakeholders encouraged and funded two leading scientists in the field (Dr. Paul Fernyhough, Univ. of Manitoba and Dr. Nigel Calcutt, University of California, San Diego), to find a cure. Somewhat by serendipity, they discovered an entirely new mechanism regulating nerve growth. More importantly, they discovered compounds preventing and reversing nerve damage associated with other forms of PN – specifically nerve damage caused by dysfunctional mitochondrial activity. This discovery is the origin of WinSanTor, and our continued success in advancing the science has warranted more than $30M in peer-reviewed grants.

We're Recycling an Already-Approved Drug

Patients with PN don't want to wait for help. They want and need an effective drug *today*. So we recycled a drug originally approved over 30 years ago as a pill for stomach ulcers. We even made it safer by making it topical – rubbing on the skin a drug that millions have been taking orally for decades. This approach enables us to focus on efficacy - the drug working – and enables us to accelerate drug approval, decrease costs, and concentrate the drug where needed – on the peripheral nerves.



We Need a Drug that Works Today -- Not Tomorrow

Approximately 50% of all drugs sales by revenue are in the U.S., prompting most pharmaceutical companies to focus on maximizing profit here. But PN is a global problem that affects several hundred million people and our focus is not maximized profit. So we're running international clinical trials to get drugs approved as expeditiously (time and money) as possible, because if performed properly, the results are transferable between countries.

We've shown:

· Proof of concept: Drugs are impactful in regrowing nerves, improving function, and giving patients their lives back.

· Our lead drug: The "safest" of these drugs has successfully proved to be safe topically in a Phase 1 study in Australia.

In progress:

· Early efficacy trials: Phase 2 trials in Canada are funded by the Canadian government.

· Phase 2 dosing and efficacy studies in China and the U.S. (grants submitted)

Planning:

· Pivotal multinational studies showing large-scale efficacy without adverse reactions beginning in Asia, then Europe and the U.S. We believe these studies will enable drug approval in the U.S. by 2021 for diabetic PN and perhaps sooner elsewhere.

· Chemo-induced studies for the 40% of all cancer patients affected – important and potentially faster to market.



Our Progress So Far

Most of our funding has come from committed stakeholders, not professional investors, and we're fortunate to have financial support from the public and non-profit community. Outside of grants, our only investments have come from our service providers (who've seen our results) and potential patients (who have a bigger stake than financial gain). But with the valuation of companies attempting to address diabetic PN in the multi-billion dollars after phase 2, our success in trials will make our PN solution very lucrative.

In the end, patients are our priority, and getting our drugs to them is our primary goal. But beyond developing drugs that may reverse PN, we are committed to making sure the drug is affordable and cost-transparent.

So if we're able to hit our minimum raise of $300k, we'll use the capital for drug manufacturing. If we hit our maximum of $1M, we'll use the funds for drug manufacturing for clinical trials (35%), toxicity trials to initiate studies in the U.S.
(35%) automating review of biological samples (25%), and Wefunder intermediary fees (5%).

Let's Cure Peripheral Neuropathy Together

To Wefunder Investors -

I receive an email nearly every day from at least one person afflicted with peripheral neuropathy. The stories are devastating. Peripheral neuropathy is not a disease associated with killing people, but it does. It is not a disease associated with telethons or movie stars, although it should be. At best, people only know about the pain, which is only a small part of the disease. Peripheral neuropathy is debilitating. It affects the daily quality-of-life of hundreds of millions of people, for the rest of their lives.

I'm not from the pharmaceutical industry, although I am from the scientific world. When Nigel and Paul asked me to start this company – based on their discovery of reversing diabetic peripheral neuropathy – growing nerves back - I thought this would be a piece of cake (no pun intended). But then when I heard from industry people that there is no market for re-growing nerves, that we should focus on developing drugs to maximize profitability, maximize returns for investors, ... wear different clothes; I wondered whether I had any business being in this business.

But I am a problem solver. My last two companies developed technologies that are now standards in their industry, something people use daily. Our drugs are too important for too many people for us not to overcome this challenge.

So we took a different approach. We are a lean startup (something from the technology world), we created a "normal" business strategy – figure out how to generate revenues soon and be good at it, and we listened to our customers: doctors and patients. We took money from stakeholders who have a vested interest in the outcome, we repurposed a 30-year-old drug to get to market safer, faster and cheaper, and we are doing things a little different. We are setting a new standard for the industry.

Our goal is to impact patients' lives today. If we do this right, we (and our stakeholders) will be rewarded very well. We will all do well by doing good. We started this by not being obligated to any investors, only patients. We are now comfortable initiating this campaign because we have at this point already made substantial progress toward an actual cure.

Look around. Ask around. Talk about it. 1 in every 8 adults has this disease (a huge market). Please join us in our fight to help patients, and hopefully share in our success as a stakeholder!

Stan Kim, CEO of WinSanTor

Look Around: Someone you Know has Peripheral Neuropathy

1 in 15	**1 in 8**	**30M**	**$58B**
People suffer from peripheral neuropathy	People over 40 suffering from PN	Americans who suffer from PN	Annual cost to treat diabetes-related chronic complications
50-70%	**40-60%**	**30%**	**0**
Diabetics with PN	Cancer patients with chemo-induced PN	HIV/AIDS patients suffering from PN	Number of approved drugs treating PN

Meet the Founders



Stanley Kim

CEO

First two companies acquired by Qualcomm and Apple.



Nigel Calcutt

Co-Founder

Prof. of Pathology- UC San Diego, Lead Preclinical Contractor- NIH NIDDK-RAID, Expert in Neuropathy



Paul Fernyhough

Co-Founder

Professor in Pharmacology & Therapeutics at University of Manitoba, 20+ years in diabetic neuropathy



Lakshmi P. Kotra

Co-Founder

Director at Center for Molecular Design and Preformulations at UHN, Expertise in drug development

AND THE REST OF THE TEAM



Angela Hansen

Vice President, Program Management and Regulatory

BS in Physiology and Neuroscience, University of California San Diego



Anne Lacey

Investor Relations and Patient Advocacy

Expertise in patient advocacy, donor relations, corporate sales, scientific research grant funding



Andrew Albertson

Controller

MBA, VP of Finance at The Coast Creative, Former Controller at Theragene Pharmaceuticals

Interview

Wefunder interviewed Stanley Kim on May 24, 2018.

– COLLAPSE ALL

WF: What is WinSanTor?

KIM: WinSanTor is a clinical-stage company focused on developing drugs to treat diabetic peripheral neuropathy.

Peripheral neuropathy is characterized as the degeneration of peripheral nerves and is caused by many different diseases. The most prevalent of these disorders is what's called diabetic peripheral neuropathy, which is caused by diabetes. At some point in their lives, 50% - 70% of all diabetics will have some form of degeneration of their nerves. It manifests traditionally as tingling, numbness, pain, and eventually, as it gets worse and worse, it can lead to ulcers and amputations. You know what it feels like when your leg falls asleep, or when you hit your elbow and get that tingling and the numbness? Imagine that 24/7. That's what peripheral neuropathy is like all the time. It can be painful. I get emails all the time from patients who are considering suicide. They look totally normal, but they are constantly in pain. There are a couple hundred million people with this disease, and currently, there is no treatment other than analgesics, like Lyrica or Neurontin, or painkillers, including opioids.

WinSanTor has two drugs in clinical trials that can reactivate mitochondria, the powerhouses of cells that tend to get switched off in people with diabetes. That switching off causes peripheral neuropathy; we can switch them back on.

We're currently testing on humans in different countries and we hope to get our first drug to patients in the next three years.

WF: What is peripheral neuropathy?

KIM: Peripheral neuropathy is the degeneration or disease of the nerves. Peripheral describes the type of the neuropathy -- it means degeneration of the peripheral nerves, which are the nerves on the arms and legs, outside of the central nervous system.

There are many forms of neuropathy. Many people know Alzheimer's or Parkinson's. Those primarily affect the central nervous system. Peripheral neuropathy affects the nerves along the arms and the legs, which is why it manifests as tingling, numbness, and eventual pain in the arms and legs of patients.

WF: What makes diabetics susceptible to peripheral neuropathy?

KIM: That's a good question. There are conflicting scientific explanations for why diabetics get neuropathy. We see that in most of the patients, up-and-down glucose levels can cause damage to the nerves themselves. What we find in many patients with diabetic peripheral neuropathy is -- and this is actually how the science works in our case -- is the mitochondria in the cells stop working properly.

Peripheral nerves are the largest users of ATP, or energy. Peripheral nerves require high levels of energy. In many patients with diabetes, the energy source for those nerves, the mitochondria, are dysfunctional. They're not working normally. They're just turned off for some reason, and we don't quite know why. But when the mitochondria themselves turn off, the first things that are going to suffer are the highest users of that energy, and those are the peripheral nerves. If you look at pictures of people with this type of neuropathy, you can see that these peripheral nerves, which are often stained in green, are just not there.

Think of them like weeds that grow through the soil. Because they require so much energy, when the energy is no longer available, they slowly die off, to the point where they just regenerate further and further back. The first thing they lose is sensation, and then it eventually becomes other symptoms, like tingling and pain.

WF: How many people have diabetic peripheral neuropathy?

KIM: The current statistics say this affects 50% to 70% of all diabetics. There are 415 million people in the world with diabetes. In the U.S., there are 31 million. Doctors say there are many more who are undiagnosed. The way many patients find out that they have diabetes, especially in third-world countries, is that they get this tingling, numbness, this sensation -- they get neuropathy, and then they find out they have diabetes.

Peripheral neuropathy can be caused by other diseases as well. About 50% of cancer drugs cause neuropathy. One form of HIV has been linked to neuropathy. According to the Foundation for Peripheral Neuropathy, 1 in 15 Americans has one form of neuropathy or another. If you walk around, especially with the older generation, you'd be amazed at how many people have neuropathy. That was actually one of the things that I discovered: This is one of the least talked about diseases out there. People that have the disease know about it, but other people just don't know about it. And sometimes people who have the disease don't realize what it is. It's underdiagnosed. One of the reasons for that is that there are not very many good diagnostic tests for the disease. The other reason probably is that it's not really widely recognized amongst the public. Everyone knows about cancer; everyone knows about Alzheimer's. But there hasn't been a strong campaign about neuropathy itself.

WF: How did WinSanTor begin?

KIM: WinSanTor was created by leading scientific clinicians in the space of diabetic peripheral neuropathy. Currently, there is no treatment for peripheral neuropathy, so the leading stakeholders -- the National Institutes of Health, Juvenile Diabetes, and Canadian Health -- brought together the leading animal scientists, research scientists, and in vitro scientists to find a solution. That's how they found me.

They said, "We think we found something that can reverse the disease. Would you be interested in starting a company around this?" Kind of jokingly, they said, "We're not going to be able to pay you, because most of the funding is going to be through grants." Of course, I said yes. There are four founders: Myself, a scientist from Winnipeg, another scientist here in San Diego, and a third scientist in Toronto.

The name WinSanTor comes from the first three letters of the cities of the founders of the company: Winnipeg, San Diego, Toronto.

WF: What do your drugs do?

KIM: We have discovered a new pathway that can reactivate mitochondria. Remember, mitochondria are the powerhouses of the cell, and they often get switched off in people with diabetes. We found a way to turn them back on. It's a brand new pathway no one had ever discovered. The target, the key that actually starts all this, is a known receptor, and we had developed a new drug for that receptor. But there are a number of compounds or a number of keys already out there that can turn that pathway back on. We're focused on two of them.

Because our purpose is to get a drug to patients as quickly as possible, we took an old drug that had been around for 30-plus years and was being used for stomach ulcers and repurposed and reformulated it. It was patentable, but it wasn't the extreme patent. It wasn't brand new, just new use, new formulations. We took that drug that had been around for 30 years, used by millions of people and is safe orally, and make it even safer by making it topical.

There's another drug that acts as another key, but it's not the most selective key. It hits on other things as well and causes other side effects. We took that drug and tested it on humans. We had extra money from NMAs and wanted to see if it actually worked. We tested it on about 50 patients, double-blinded, and that study should be published in the next six to eight months. That looks very promising. It actually shows that we reversed the disease in these patients. We know that we're on the right path toward developing a drug that could reverse the disease. When I say "reverse the disease," I mean that we saw nerves growing back, and we saw the functional deficits -- the tingling, the numbness, all those -- subside, and then we saw the quality of life return for the patients.

WF: If these are old drugs, why haven't they been used for peripheral neuropathy before?

KIM: These drugs were originally used for other indications. The drug that was tested on humans -- the one that's non-selective and has not the best side-effect profile -- was used for overactive bladders, for people who would go to the bathroom too much in the middle of the night. It was never associated with mitochondria activity.

The other drug was used for stomach ulcers. It wasn't particularly effective 30 years ago and better drugs came onto the market, but it was shown to be very, very safe because it caused very few side effects over 30 years of use for that other indication. That drug was never approved here in the U.S., but it was approved in Europe and Asia. Our strategy there was, "Let's take this drug that has been approved in other countries and test it again in those countries to get it approved for our indication." It may allow us to get into those the markets faster, allowing us to leapfrog that drug for international use by taking advantage of where the drug was previously used.

This is a little different from most pharma companies. About 50% of all drug sales take place in the U.S., which means that we literally have as many drug sales in the U.S. as the rest of the world combined. If you're a small company, obviously you want to go where the money is. That means that you focus on the U.S. We opted to try and do this internationally and take advantage of this drug in those countries. That way, we can get it approved over there. The great thing about that strategy is that, for example, in China, there are 140 million people with diabetes. In fact, they claim that neuropathy is actually more severe there because patients may not know they have diabetes until they already have really bad neuropathy.

WF: Why hasn't anyone solved this problem yet?

KIM: A couple companies have tried, but they've all failed. The reason these leading scientists were brought together was because there was very little momentum in this space, both historically and in the future. There've been a number of failures, and several companies have not done well. The other reason is, generally speaking, that neuropathy is a disease of the elderly and the poor. Diabetes is generally a disease of the poor. There aren't a lot of treatments for diseases like that.

Keep in mind that in the last several years, prices have gone up significantly for most drugs. The top 100 drugs have gone up probably about eight times in the industry, while the patient population has shrunk to about one-fifth of the original population they were treating. Everyone in pharma is moving toward what's called specialty treatments, where companies will develop treatments for patient populations of a couple thousand at most and seek to charge them hundreds of thousands of dollars. The days of large brand drugs, like Viagra, are gone. This is something that, as a tech guy getting into the pharma world, I didn't realize until I got here. I thought every pharma company wanted to make the next Viagra. Instead, everyone's going toward really, really, really small patient populations. I've heard of companies up to 20 people that are trying to treat 20 people. Everyone wants to treat the most expensive diseases, which are often end-stage cancer drugs. Meanwhile, there are millions of people living with diabetes and peripheral neuropathy, but very little commercial interest in those diseases.

WF: Where are you in the drug development process?

KIM: Because we came from a different perspective -- the leading scientists, leading researchers, the leading clinicians, and the leading stakeholders -- our first priority, we decided as a group, was not to try and maximize profit. Our goal was to get a drug to patients as quickly as possible.

We are in clinical trials now. We're in Phase 1 in Australia and will start Phase 2 later this year. Most of our funding for this drug has come from government grants. We have raised very little money outside. We only started raising money in the last eight months, and most of that money came from patients and our service providers, who like the story so much that they want to be part of the story as well. Again, we approached this process not so much as, "Let's try and create a pharma company," but instead, "Let's try and see where this does and doesn't work, and see how far this goes." So far, it's working really, really well. In all clinical trials, you have to do three phases. Phase 1 is safety. Phase 2 is testing and early efficacy studies. You can do Phase 2 combined, or split it up into Phase 2A and Phase 2B, which means that you're just studying them even further in those areas. Phase 3 is efficacy studies. Once you get those Phase 3 studies approved, then you can get the drug approved in that country.

We're about a month away from finishing Phase 1 studies of our lead compound in Australia. That was basically taking an oral drug that had been used for stomach ulcers and applying it topically, on the skin, of healthy patients, to see if there's irritation or other side effects that were not seen orally. The second part, early efficacy studies, will probably start in Canada this summer. Phase 3 we'll have to do internationally. We're talking to a couple of Chinese companies right now. They'll pay for a good chunk of those studies in China for the Chinese market, but we can use that data back in the U.S. when we seek FDA approval. That's our goal.

WF: How will you distribute WinSanTor's drugs?

KIM: Coming from outside this industry, I started realizing pharma is really good at marketing, paying for clinical trials, and distribution. But that's changing with companies like Aetna and CVS combining, or the Kaisers of the world, where they're starting to take a more active role in trying to reduce costs in the pharma world. For all intents and purposes, a pharma company is a middleman. They're good at distribution. Traditionally, biotech companies go through pharma companies to sell their drugs. But they're not the doctors and they're not the hospitals. They're the distribution networks. What you're starting to see now is Express Scripts and Cardinal Health going to hospitals and selling the drugs, which Pfizer dominated in the past. We'll see what happens in the future. I don't know what's going to happen, but I strongly believe that there will be fewer middlemen in the future than there is currently today.

WF: How will you make money?

KIM: That's an interesting question because I don't think the pharma industry thinks like that. They think about how to get a drug to Phase 2 to sell the company. That's not us. The kind of investors that we want are those who are going to be stakeholders first, who want to make sure that we develop a drug. We may have to work with a big pharma company, and that's okay, as long as that company is in alignment with what our principles are: Developing an impactful drug for patients today, not maximizing profit on a drug that may or may not work.

WF: What's your end game?

KIM:

Most companies, by the time they finish Phase 3 trials, they're looking to sell the company. We're not. We're really trying to make as much impact as possible for patients. With most biotech companies, their customers are not the patients, not the doctors, not the insurance company. It's the executives in pharma that are looking to acquire companies. If you're developing a biotech company and you have to do research in this space to raise money, you need to go where the customers are. This is why there are so many companies that are doing cancer drugs, because there's so much money in cancer, and that's where all the investors are.

We're doing things differently. We're going to where the patients are, and if we do this right, our primary goal will be to treat the patients, ensure that we have a treatment that works for patients, makes patients' lives better. Let's say there are 50 million people who have neuropathy. If we capture 10% of the market at $1,000 apiece -- a price most drug companies would sniff at -- that's a $5 billion drug. We'd be one of the top 10 selling drugs ever.

Coming from the tech world, we don't look to sell a company first. We look to try and deliver a product to our patients, our customers. We're passionate about that, and so we've already started looking at other ways to get the drugs to patients faster. For example, it may be that we could get it to patients faster if we treat chemo-induced peripheral neuropathy, which affects about 50% of all chemo patients. If that's the case, then we can probably get the drug approved by 2020 and 2021 in the US. By that same time, we hopefully should have a drug approved in one of those other countries where the drug was previously approved, in Asia or Europe, in 2020 or 2021. We're trying to do as many things as possible to try and treat as many different patients as possible. We're already looking at second, third, and fourth-generation drugs. Long-term, we want to own this area, so there's no one else who can develop in this area.

Our goals are, first, to develop a drug that impacts today's patients. Second, if it works, we'll be developing a different model for pharma and biotech, and if we can take the same model and apply it to other areas, we would love to. We would love for people to come to us and say, "Look, we love what you guys did with your drug. Do you think you can help us develop our drug in this one specific area so that we can get to patients?"

WF: What concerns do you have?

KIM: We have already been able to address one of the biggest concerns, which is long-term safety, by using existing drugs. It's been proven that our drug is one of the safest drugs out there. It's been in use for 30 years on millions of people. It doesn't have long-term side effects. That was one of those risks that was removed.

The second concern we had was that this pathway was completely novel. Would it work in humans? What we're seeing now is that it seems to be working on humans, so we're getting more and more confident. It seems to be working on humans. The next part, then, is whether we can get this further along, Phase 2 and Phase 3, and show those effects in a larger population.

From a business perspective, we're trying to de-risk this as much as possible. The Canadian government is paying for our Phase 2 trials, which is really nice. In Phase 3, hopefully we can actually get into areas where U.S. companies don't often go, like China. Most U.S. companies aren't in China for a reason. It's really difficult to get into that country, but if I can partner with a Chinese company that sells in China, knows China, knows the government and works with the government, and they pay for my studies, then that's another item that we de-risk.

The other remaining question is the distribution on our end. There is no treatment for neuropathy today, so one of the things that we did early on was that we talked to all the non-profits working in this space and developed partnerships. Working with those groups to try and create more awareness for neuropathy will help us at some future date, we think, for distribution, making sure that they make their customers and their patrons aware of what we're doing. That's another thing we've worked to de-risk.

IP is another area that's always a concern. I used to be an IP attorney. We had a really interesting experience in that our patent lawyers, our animal guys, our topical guys -- the guys that typically we'd be paying -- they actually gave me money, as investors, because they wanted to be part of the company. I had a conversation with our patent attorney, who's the managing partner of one of the larger IP firms. He asked me, "How should we proceed with this one patent question?" I said, "Mike, you're an owner now. How would you proceed? You own this technology as much as I do." I know that I'm getting the best IP advice because his patent is my patent.

WF: Why are you raising money on Wefunder? ^

KIM: We've actually been approached by a number of patients who've been driven to the end while trying to find a therapy for peripheral neuropathy. There is no one that's going to hold my feet to the fire more than patients and other stakeholders like that. Although we could probably raise money from outsiders, having patients truly be our drivers forces us to make sure that we're delivering to patients, not to investors who are trying to maximize profits.

WF: Why have you decided not to pursue capital from the pharmaceutical industry? ^

KIM: There was a study in the Journal of American Medicine in 2016 or 2017. They published a review of all the cancer drugs that were approved between 2002 and 2013 for solid tumor cancers. There were between 40 and 50 drugs approved during that period. The efficacy of cancer drugs is measured based on how much longer you live. Well, during that time period, the average price of cancer drugs had gone up several-fold. The average life extension for these drugs was 2.1 months. The more recent drugs are better -- there are drugs on the market today that have shown some really good efficacy -- but that wasn't always true. Between 2008 and 2012, 18 cancer drugs were approved, and 13 of those 18 had follow-up studies. They didn't show any extension of life at all, and only one showed improved quality of life, yet during that same time period, the average price of these drugs rose to more than $100,000. It's crazy. This is the industry that I live in now, and it's why I have such a hard time. It's the only industry where you can get away with raising prices 10% or 20% in a year because insurance covers it all. Pharma companies can increase prices and patients can never even know. It's absurd. So WinSanTor, as a group, has said, "Look, we're not going to play this game. We're going to make this drug as affordable as possible." We need to make money, sure, but if we charge what we think is reasonable, we'll still be billionaires because the market is so big. We'll make a ton of money, and so will all of our investors. That's possible without screwing the patients.

WF: Why is your team uniquely suited to make this happen? ^

KIM: We've seen a lot of failures. The scientists I work with have seen a lot of failures, and the reason they wanted to design the company this way was because part of the reason they saw so many failures is that the science was being distracted for financial or reasons. The science didn't always win out. We took the approach of, "Let's try and kill this quickly, learn from all of our mistakes, and try and make sure it works right the next time."

The interesting thing is that if you were a true investor, only looking to make money in this industry, there are a number of companies that are developing nearly the same technology in the same area for the same patient population. You'll find several hundred companies developing the same technology with very slight modifications. One may seem safer, or they may have a slightly different binding affinity. If you're in the tech world, that's akin to writing a software in different source code for the same group. You would never do that. Maybe Python's a little bit better than Java, or maybe PHP's a little better than X, but at the end of the day, it's all about getting to the market first in a way that works.

We took a very lean approach. That's what makes us different. We have been simply reiterating amongst ourselves what works and what doesn't work, and then applying it to get closer to a drug that can treat patients. In the pharma world, typically, there is no lean approach. There's, "Let's just go and raise a ton of money, and make sure we don't get anything wrong and go in the same area, what everyone else is doing." Here in San Diego, a couple companies sold recently for several billion dollars. They were working on the same targets, the same patient population. Whether their drug works or doesn't work doesn't really matter, because they're already sold their company for several billion dollars, so they're paraded around town as the right answer. What kept me up at night in the past was that I felt like we were saying the same thing over and over again, and no one was really listening. That was the hardest part. Nowadays, we're making certain bets and taking certain risks. We believe that the industry itself is going to change, that pharma is no longer going to be Big Pharma as you currently see it, and you're going to start seeing more of the Amazon effect, where PBMs and hospitals and other organizations try to reduce costs and reach patients faster and more effectively. If that doesn't work, then our business model doesn't work. I think I'm right, but I'm not sure if I'm that good of a fortune-teller.

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1 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its

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